UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

[X]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)
[ ]	Definitive Information Statement

PANEX RESOURCES INC.
(Name of Registrant As Specified In Chapter)

Payment of Filing Fee (Check the appropriate box)

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Schedule 14C - Information Statement	Page 2

Preliminary Copy

PANEX RESOURCES INC.

(a Nevada corporation)

INFORMATION STATEMENT

Date first mailed to stockholders:  ________, 2014

c/o Coresco AG

Level 3, Gotthardstrasse 20

6304 Zug, Switzerland

(Principal Executive Offices)

We are not asking you for a proxy and you are requested not to send us a proxy.

Item 1.  Information Required by Items of Schedule 14A.

a.

Introduction.

This Information Statement has been filed with the Securities and Exchange Commission and is being mailed or otherwise furnished to the registered stockholders of Panex in connection with the prior approval by the board of directors of Panex, and receipt by the board of approval by written consent of the holders of a majority of Panex’s outstanding shares of common stock, of a resolution to,

1.

amend the Fourth Article of the Articles of Panex Resources Inc. by increasing the authorized capital from 500,000,000 shares to 3,000,000,000 shares of common stock with a par value of $0.001 per share;

(the “Resolution”).

Section 78.320 of the Nevada Revised Statutes and the By-laws of Panex provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if stockholders holding at least a majority of the voting power sign a written consent approving the action.

On November 18, 2013, the board of directors of Panex approved and recommended the Resolution.  Subsequently, the holders of a majority of the voting power signed and delivered to Panex written consents representing at least 57.3% of the voting shares of common stock approving the Resolution, in lieu of a meeting.  Since the holders of the required majority of shares of common stock have approved the Resolution, no other votes are required or necessary and no proxies are being solicited with this Information Statement.

Panex has obtained all necessary corporate approvals in connection with the Resolution and your consent is not required and is not being solicited in connection with the approval of the Resolution.  This Information Statement is furnished solely for the purpose of informing stockholders in the manner required under the Securities Exchange Act of 1934 of these corporate actions before they take effect.

The Resolution will not become effective until (i) 21 days from the date this Information Statement is first mailed to the stockholders, or, (ii) such later date as approved by the board of directors, in its sole discretion.  The Certificate of Amendment will be filed with the Secretary of State of Nevada and is expected to become effective on or about February ____, 2014.

This Information Statement is dated January ____, 2014 and is first being mailed to stockholders on or about January _____, 2014.  Only stockholders of record at the close of business on November 18, 2013 are entitled to notice of the Resolution and to receive this Information Statement.

Panex Resources Inc.

Schedule 14C - Information Statement	Page 3

Reasons for the Amendments to Articles

The amendment to the Articles of Incorporation of Panex to increase the authorized capital is being made, in part, to provide Panex with more flexibility and opportunities to conduct equity financings.  The Board of Directors believe that the amendment is in the best interests of Panes and its shareholders.  The Board of Directors believe that the increase is necessary so that Panex will have a sufficient number of authorized shares to meet its obligations to issue additional shares and for future contingencies.  The increase in authorized capital may also be necessary in order to have sufficient shares to issue upon conversion of notes, exercise of warrants and options.

The objective of the proposed change in the authorized capital structure of Panex is to allow for future issuances of shares of common stock of the Company in accordance with forward stock splits, proposed equity financings, debt settlement, and contractual provisions.  Moreover, based upon Panex’s historical losses from operations, Panex will require additional funding in the future.  If Panex cannot obtain capital through private offerings and financings or otherwise, its ability to execute developmental plans will be greatly limited. Historically, Panex has funded its operations through the issuance of equity.  Panex’s potential future cash flow and availability of financing may be subject to the appeal of private offerings, including the market prices of its shares of common stock.  Further, debt financing, if utilized, could lead to a diversion of cash flow to satisfy debt-servicing obligations and create restrictions on business operations.

The Board of Directors believe that an increase in the authorized capital structure will increase the marketability and liquidity of Panex in the future. The newly authorized shares of common stock will be available for issuance at the discretion and approval of Panex’s Board of Directors, without any further shareholder action.  Since the Board of Directors will have the authority to issue additional shares of common stock to provide additional financing in the future, the issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of common stock.  If Panex does issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders.  As a result of such dilution, a shareholder’s proportionate ownership interest and voting power will be decreased accordingly.  Further, any such issuances could result in a change of control.

Presently, Panex does not have any plans, proposals or arrangements, written or otherwise, to issue any of the newly available authorized shares of common stock for any purpose, including future acquisitions and/or financings, except for the following:

1.

$0.001 Private Placement

Panex has approved a conditional equity financing to raise up to $850,000 in working capital for operations, exploration and administration.  Subject to the effective increase in the authorized capital of Panex, as per the Resolution, Panex will offer up to 850,000,000 restricted shares of common stock at a price of $0.001 per share to raise the working capital.  Panex set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value.  All the restricted shares to be issued in this offering will be issued for investment purposes in “private transactions”.

Panex plans to use the proceeds raised in this private placement to conduct due diligence on the  Giro Project and the joint venture partner being acquired.  See “Acquisition of Majority Ownership of Joint Venture” below for more details.  The proceeds will also be used for exploration work on the Giro Project, including the establishment of a drilling camp and the mobilization of staff.  The proceeds will also be used to cover ongoing corporate costs.

The private placement offering will only be made to non-US subscribers outside the United States.  Panex will rely on Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  Management will ensure that Panex complies with the requirements of the exemption from the registration and prospectus delivery of the Securities Act of 1933.  The offering will not be a public offering and will not be accompanied by any general advertisement or any general solicitation.  Panex will require from each subscriber a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber is not a U.S. person, (b) the subscriber is subscribing for the shares for their own investment account and not on behalf of a U.S. person, and (c) there is no prearrangement for the sale of the shares with any buyer.  No offer will be made or accepted in the United States and the share certificates representing the shares will be issued bearing a legend with the applicable trading restrictions.

Panex Resources Inc.

Schedule 14C - Information Statement	Page 4

If Panex is successful in completing this private placement, existing stockholders will experience significant dilution of their interest in Panex.

As of the date of this information statement, Panex has received, but not yet accepted, subscriptions in the amount of $355,260 for this private placement.

Panex is not aware of any change of control.  However, there could be a change of control if an investor subscribes for a large enough number of shares in the private placement and Panex accepts such subscription.

2.

Acquisition of Majority Ownership of Joint Venture

Panex has conditionally agreed to the share acquisition of a joint venture partner.  Panex has entered into a share purchase agreeement to acquire an 85% interest in a joint venture partner (the “Acquisition”), which in turn is the sole registered owner of 65% of certain mineral exploration licenses held in a joint venture on mineral properties situated in the Democratic Republic of Congo (the “Giro Project”).  Panex has acquired and set up a BVI company to be the registered owner of the 85% interest in the joint venture partner.  The other 15% of the joint venture partner will be owned by the remaining shareholders in Amani Consulting Sprl, being Maohuai Cong, Didier Mbaya, and Bellarmin Mwanza Nshimba, who are also the selling shareholders of the 85% interest (the “Selling Shareholders”).

Item 11.  Authorization or Issuance of Securities Otherwise than for Exchange.

As consideration for the 85% interest in the joint venture Panex will pay $400,000 to the Selling Shareholders for their shares and will issue an aggregate 1,585,511,286 restricted shares of common stock in the capital of Panex to the Selling Shareholders pro rata (the “Purchase Shares”), subject to both due diligence completed to the satisfaction of Panex and the effective increase in the authorized capital of Panex, as per the Resolution.  As a result of the Acquisition, there will be a change in control.  Upon the closing of the Acquisition Panex will file a Form 8-K - Current Report disclosing the details of the Acquisition and any change of control.

The holders of Panex’s common stock:

•

have equal ratable rights to dividends from funds legally available if and when declared by Panex’s board of directors;

•

are entitled to share ratably in all of Panex’s assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of Panex’s affairs;

•

do not have preemptive, subscription or conversion rights;

•

do not have any provisions for purchase for cancellation, surrender or sinking or purchase funds or rights;

•

are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

No stockholder approval is required for the issuance of Panex’s securities, including shares of common stock, stock options and share purchase warrants.

Panex’s Articles of Incorporation and By-laws, and any applicable amendments, and the applicable statutes of the State of Nevada provide a more complete description of the rights and liabilities of stockholders of Panex’s capital stock.  Provisions as to the modifications, amendments or variation of such rights or provisions are contained in the applicable statutes of the State of Nevada and Panex’s By-laws.

Holders of Panex’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Holders of 25% of shares of common stock issued and outstanding, represented in person or by proxy, are necessary to constitute a quorum at any meeting of Panex’s stockholders.  A vote by the holders of a majority of Panex’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to Panex’s Articles of Incorporation.

Panex Resources Inc.

Schedule 14C - Information Statement	Page 5

Following the Acquisition and the issuance of the Purchase Shares, Panex’s shareholders will hold a substantially lesser percentage ownership interest in Panex.  The Acquisition can be expected to have a significant dilutive effect on the percentage of shares held by Panex’s shareholders at that time.

Item 14.  Mergers, Consolidations, Acquisitions and Similar Matters.

Summary term sheet:

•

Panex’s wholly-owned BVI subsidiary is acquiring 85% of all the issued and outstanding shares of Amani Consulting SPRL (the “Joint Venture Partner”).

•

Panex will pay $400,000 and issue an aggregate 1,585,511,286 restricted shares of common stock to certain shareholders of the Joint Venture Partner.

•

The number of restricted shares of common stock will be equal to 55% of the issued and outstanding shares of common stock post-closing.

Contact information:

Panex Resources Inc.

c/o Coresco AG

Level 3, Gotthardstrasse 20

Zug, Switzerland

6300

Tel:  +41 41 711 0281

Business conducted:  The Joint Venture Partner is an experienced Congolese exploration company exploring opportunities in the Democratic Republic of Congo for systematic exploration and development of licenses in the discovery of significant gold deposits.

Terms of the transaction:

i.

A brief description of the transaction:  Panex entered into a share purchase agreement dated December 7, 2013 between Panex and the Joint Venture Partner to acquire an 85% interest in the Joint Venture Partner on certain conditions.  To acquire the 85% interest Panex must (1) issue the Purchase Shares to the Selling Shareholders by January 31, 2014; (2) pay the Selling Shareholders an aggregate payment of $100,000 by February 15, 2014; and (3) pay a second payment to the Selling Shareholders in the aggregate amount of $300,000 by June 17, 2014.

In addition, if three million ounces of measured and indicated gold is discovered on the Giro Project with a cut-off grade of 2.5g/t, Panex will be required to pay a royalty payment to the Selling Shareholders in the aggregate amount of $5,350,000.

As a result of becoming a majority partner in the joint venture Panex will be responsible for financing the Giro Project until the completion of a feasibility study on each property of the Giro Project, including payment for the title holding fees and all charges and expenses in relation to the Giro Project.  Following the completion of the feasibility study, if the joint venture decides to proceed with mining operations then Panex will be responsible for funding such operations.  Any payments made by Panex and any funding provided by Panex under the share purchase agreement will be treated as an interest bearing loan, and such loan will be repaid from any proceeds of production from the Giro Project on a priority basis and prior to any distribution of profits to any joint venture partner.

At any time before making all the payments or fulfilling all its obligations, Panex may at its discretion withdraw from the Acquisition by written notice to the Joint Venture at any time without penalty and will not be liable for any further obligations under the share purchase agreement.

ii.

The consideration offered to security holders:  There is no consideration being offered to the security holders of Panex in relation to the Acquisition.

Panex Resources Inc.

Schedule 14C - Information Statement	Page 6

iii.

The reasons for engaging in the transaction:  The Acquisition and the Joint Venture Partner represent an opportunity for Panex to acquire an interest in an explorable mineral property.  Further, the Giro Project represents an opportunity for Panex to conduct mineral exploration activities on mineral properties in order to assess whether these claims possess commercially exploitable mineral deposits. Panex’s exploration program will be designed to explore for commercially viable deposits of base and precious minerals, such as gold, silver, lead, barium, mercury, copper, and zinc minerals on the Giro Project.

iv.

The vote required for approval of the transaction:  Other than the shareholders’ vote required for the approval of the Resolution no vote of the shareholders is required for the approval of the Acquisition.

v.

An explanation of any material differences in the rights of security holders as a result of the transaction, if material:  There will be no material differences in the rights of the shareholders as a result of the Acquisition.

Regulatory approvals:  No federal or state regulatory requirements must be complied with or approval must be obtained in connection with the Acquisition.

Reports, opinions, appraisals:  No report, opinion, or appraisal materially relating to the transaction has been received from an outside party.

Past contacts, transaction or negotiations:  With the exception of the Acquisition, during the past two years there has been no negotiations, transaction or material contacts between Panex and its directors and officers and with the joint venture partner and its affiliates concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the joint venture partner’s securities, election of the joint venture partner’s directors, or a sale or other transfer of a material amount of asset of the joint venture partner.  Also, with the exception of the Acquisition, there are no present or proposed material agreement, arrangement, understanding, or relationship between Panex or any of its executive officers, directors, controlling persons or subsidiaries and the joint venture partner or any of its executive officers, directors, controlling persons or subsidiaries.

Potential Anti-takeover Effect

Release No. 34-15230 of the staff of the Securities and Exchange Commission requires disclosure and discussion of the effects of any shareholder proposal that may be used as an anti-takeover device.  The additional unissued common stock that will be available for issuance following the approval of the Resolution could have material anti-takeover consequences, including the ability of Panex’s board of directors to issue additional shares of common stock without additional shareholder approval because unissued shares of common stock could be issued by Panex’s board of directors in circumstances that may have the effect of delaying, deterring or preventing takeover bids.  For example, without further shareholder approval, Panex’s board of directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover.  In addition, because shareholders do not have preemptive rights under the Articles of Incorporation, the rights of existing shareholders may (depending on the particular circumstances in which the additional shares of common stock are issued) be diluted by any such issuance and increase the potential cost to acquire control of Panex.

Also, the increase in the number of unissued shares of common stock that could be issued as a result of the approval of the Resolution may affect the rights of existing holders of common stock to the extent that future issuances of shares of common stock reduce each existing shareholder’s proportionate ownership and voting rights in Panex.  In addition, possible dilution caused by future issuances of shares of common stock could be accompanied by a decline in the market price of Panex’s shares, assuming a market for Panex’s shares of common stock continues.

In proposing the Resolution Panex’s board of directors was, in part, motivated by its desire to provide sufficient shares to permit the acquisition of other assets and financial considerations, and not by the threat of any attempt to accumulate shares or otherwise gain control of Panex.  However, shareholders should nevertheless be aware that approval of Resolution could facilitate future efforts to deter or prevent changes of control in the future.

Panex Resources Inc.

Schedule 14C - Information Statement	Page 7

Other than the Resolution, the Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of Panex.  While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, Panex currently has no intent or plans or proposals to employ the additional unissued authorized shares as an anti-takeover device or to adopt other provisions or enter into other arrangements that may have anti-takeover ramifications.

Panex has no anti-takeover mechanisms present in its governing documents or otherwise.  Panex confirms that there are no plans or proposals to adopt any such provisions or mechanisms or to enter into any arrangements that may have material anti-takeover consequences.

Other provisions of Panex’s Articles of Incorporation and Bylaws may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of Panex or changing its Board of Directors and management.  According to Panex’s Articles of Incorporation and Bylaws, the holders of Panex’s common stock do not have cumulative voting rights in the election of Panex’s directors.  The combination of the present ownership by a few stockholders of a significant portion of Panex’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace Panex’s Board of Directors or for a third party to obtain control of Panex by replacing its Board of Directors.

However, Nevada, like many other states, permits a corporation to adopt a number of measures designed to reduce a corporation's vulnerability to unsolicited takeover attempts through amendment of the corporate charter or bylaws or otherwise, such as certain defensive strategies that include, but are not limited to, the adoption of a severance plan for management and key employees, which becomes effective upon the occurrence of a change in control, the establishment of a staggered board of directors, the elimination of the right to remove a director other than for cause, and the authorization of preferred stock, the rights and preferences of which may be determined by the board.  None of these measures have been adopted by Panex nor will be adopted as part of the Resolution.

Dissenters’ Right of Appraisal.

Neither the Articles and By-laws of Panex nor the Nevada Revised Statutes provide for dissenters’ rights of appraisal in connection with the Resolution.

b.

Voting Securities and Principal Holders Thereof

As of November 18, 2013, there were 366,261,507 outstanding shares of common stock of Panex, each of which was entitled to one vote for the purpose of approving the Resolution.  Stockholders of record at the close of business on November 18, 2013 (the date of the stockholders’ written consent) were furnished copies of this Information Statement.

Panex confirms that there are no convertible securities in existence that are convertible into shares of common stock.

(i)

Security Ownership of Certain Beneficial Owners (more than 5%)

To the best knowledge of Panex, the following table sets forth all persons beneficially owning more than 5% of the common stock of Panex as at November 18, 2013.  Unless otherwise indicated, each of the following persons may be deemed to have sole voting and dispositive power with respect to such shares.

Panex Resources Inc.

Schedule 14C - Information Statement	Page 8

(1) Title of Class	(2) Name and Address of Beneficial Owner	(3) Amount and Nature of Beneficial Owner [1]	(4) Percent of Class [2]
shares of common stock	Patane Ltd. Graben 27 Vienna, 1010, Austria	110,000,000	30.0%
shares of common stock	Coresco AG [3] Level 3, Gotthardstrasse 20 6300 Zug, Switzerland	100,000,000	27.3%
shares of common stock	Corporate Consultants Pty Ltd. PO Box 131 Subiaco, Western Australia 6904, Australia	25,000,000	6.9%
shares of common stock	Michel Muhiya Faliaia Banque de Gestion Edmond de Rothschild 2 avenue de Monte-Carlo Monte-Carlo, 98000, Monaco	15,000,000	4.1%
shares of common stock	GSS Pty Ltd. 9 Heath Court, Cashmere Old Brisbane, 4500, Australia	13,000,000	3.5%

[1]  The listed beneficial owner has no right to acquire any shares within 60 days of the date of this Information Statement from options, warrants, rights, conversion privileges or similar obligations.

[2]  Based on 366,261,507 shares of common stock issued and outstanding as of November 18, 2013.

[3]  Coresco AG is owned by Klaus Eckhof (25%), Lars Pearl (25%), Mark Gasson (25%), and Ross Doyle (25%), but only the board of directors of the company have control over the sale and the voting of the shares.

(ii)

Security Ownership of Management

(1) Title of Class	(2) Name and Address of Beneficial Owner	(3) Amount and Nature of Beneficial Owner [1]	(4) Percent of Class
shares of common stock	Klaus Eckhof [3] Level 3, Gotthardstrasse 20 6300 Zug, Switzerland	Nil	0.00% [2]
shares of common stock	Mark Gasson [3] Level 3, Gotthardstrasse 20 6300 Zug, Switzerland	25,000,000 [4]	6.4% [5]
shares of common stock	Ross Doyle [3] Level 3, Gotthardstrasse 20 6300 Zug, Switzerland	41,977,533 [6]	10.3% [7]
shares of common stock	Directors and Executive Officers (as a group)	66,977,533 [8]	15.5% [9]

 [1]  The listed beneficial owner has no right to acquire any shares within 60 days of the date of this Information Statement from options, warrants, rights, conversion privileges or similar obligations excepted as otherwise noted.

[2]  Based on 366,261,507 shares of common stock issued and outstanding as of November 18, 2013.

[3]  Each of Klaus Eckhof, Mark Gasson, and Ross Doyle have a 25% interest in Coresco AG, but do not have control of the sale or the vote of the 100,000,000 shares of common stock registered in the name of Coresco AG.

[4]  Includes the 25,000,000 shares of common stock subscribed for by Mark Gasson but which has not yet been issued by Panex.

[5]  Based on 391,261,507 shares of common stock issued and outstanding at the close of Mark Gasson’s subscription.

[6]  Includes the 40,000,000 shares of common stock subscribed for by Ross Doyle but which has not yet been issued by Panex.

[7]  Based on 406,261,507 shares of common stock issued and outstanding at the close of Ross Doyle’s subscription.

[8]  Includes both the 25,000,000 shares for Mark Gasson’s subscription and the 40,000,000 shares for Ross Doyle’s subscription.

[9]  Based on 431,261,507 shares of common stock issued and outstanding at the close of the subscriptions for each of Mark Gasson and Ross Doyle.

Panex Resources Inc.

Schedule 14C - Information Statement	Page 9

(iii)

Changes in Control

Except as set out above in “Reasons for the Amendments to Articles” Panex is not aware of any arrangement that may result in a change in control of Panex.

Item 2. Statement That Proxies Are Not Solicited.

We are not asking you for a proxy and you are requested not to send us a proxy.

Item 3. Interest of Certain Persons in or Opposition to Matters to Be Acted Upon.

Holders of a majority of Panex’s outstanding shares of common stock approved the Resolution on November 18, 2013.

At that time none of Panex’s current or former officers or directors had any financial interest in the Resolution except to the extent that they were shareholders of Panex.

Except as otherwise described elsewhere, no director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in connection with the Resolution that is not shared by all other holders of Panex’s common stock. See “b. Voting Securities and Principal Holders Thereof” above.

Management has not received any notice of opposition to the Resolution.

Item 4. Proposals by Security Holders.

Not applicable as no shareholder proposals have been submitted.

Item 5. Delivery of Documents to Security Holders Sharing an Address.

Panex will only deliver one information statement to multiple shareholders sharing an address, unless Panex has received contrary instructions from one or more of the shareholders.  Also, Panex will promptly deliver a separate copy of this information statement and future shareholder communication documents to any shareholder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future shareholder communication documents to any shareholder or shareholders sharing an address to which multiple copies are now delivered, upon written or oral request to Panex at the following address and telephone number:

Panex Resources Inc.

c/o Coresco AG

Level 3, Gotthardstrasse 20

Zug, Switzerland

6300

+41.41.711.0281

Shareholders may also address future requests regarding delivery of information statements and/or annual reports by contacting Panex at the address noted above.

Where You Can Find More Information.

Panex files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any reports, statements or other information Panex files at the Securities and Exchange Commission’s public reference room in Washington, D.C.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms.  Panex’s filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Panex Resources Inc.

Schedule 14C - Information Statement	Page 10

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mark Gasson
Dated: January 13, 2014
Mark Gasson - President and CEO

Panex Resources Inc.